UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 30, 2013

NAUGATUCK VALLEY FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-167482	01-0969655
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Church Street, Naugatuck, Connecticut		06770
(Address of principal executive offices)		(Zip Code)

(203) 720-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2013, the Board of Directors of Naugatuck Valley Financial Corporation (the “Company”) appointed Orville G. Aarons to the class of directors whose terms expire at the Company’s 2013 Annual Meeting of Shareholders and the Board of Directors of the Company’s wholly-owned subsidiary, Naugatuck Valley Savings and Loan (the “Bank”), appointed Mr. Aarons as a Director of the Bank. Both appointments are effective January 31, 2013 to coincide with the previously reported retirement of Jane H. Walsh as Director of both the Company and the Bank effective January 31, 2013. Mr. Aarons was not appointed pursuant to any arrangement or understanding between him and any other persons.

Mr. Aarons has been appointed to serve on the following committee of the Company’s Board of Directors: Nominating and Corporate Governance Committee. He also was appointed to serve on the following committee of the Bank’s Board of Directors: Enterprise Risk Management Committee.

There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Aarons had or will have a direct or indirect material interest.

Item 8.01	Other Events.

On February 4, 2013, the Company issued a press release announcing Mr. Aarons’s appointment as a Director. A copy of the press release is attached as an exhibit hereto.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: Not applicable

(b)	Pro Forma Financial Information: Not applicable

(c)	Shell Company Transactions: Not applicable

(d)	Exhibits:

99.1	Press Release dated February 4, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NAUGATUCK VALLEY FINANCIAL CORPORATION

Date: February 4, 2013	By:	/s/ William C. Calderara
William C. Calderara President and Chief Executive Officer